Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2026, with respect to the accompanying balance sheets of Bridge III Acquisition Limited, as of December 31, 2025 and 2024, and the related statements operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2024 and 2025 and the related notes (collectively referred to as the “financial statements”) in this Registration Statement on Form S-1/A and the related Prospectus of Bridge III Acquisition Limited filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Singapore

June 15, 2026